EXHIBIT 11.1

                                  VIDAMED, INC.
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                 STATEMENT RE: COMPUTATION OF NET LOSS PER SHARE

                                                            Three Months Ended                Nine Months Ended
                                                               September 30,                    September 30,
                                                        ----------------------------    ----------------------------
                                                           1996             1995           1996              1995
                                                        ------------    ------------    ------------    ------------
Calculation of shares outstanding for
  computing net loss per share:
         Weighted average shares of
           common stock outstanding                       10,854,000       4,236,000      10,208,000       4,236,000

         Common equivalents shares pursuant
           to SEC Staff Accounting Bulletin
           Nos. 55, 64 and 83                                   --              --              --           357,000
                                                        ------------    ------------    ------------    ------------

Total shares used in calculation
   of net loss per share                                  10,854,000       9,055,000      10,208,000       4,593,000
                                                        ============    ============    ============    ============

Net loss                                                $ (3,544,000)   $ (3,918,000)   $(10,428,000)   $(10,943,000)
                                                        ============    ============    ============    ============

Net loss per share                                             ($.33)          ($.43)         ($1.02)         ($2.38)
                                                        ============    ============    ============    ============

Calculation of shares outstanding for
  computing pro forma net loss per share:
         Total shares from above                                                                           4,593,000

         Common equivalent shares
         assuming conversion of
         preferred shares                                                                                  2,310,000
                                                                                                        ------------
Shares used in computing pro forma
  net loss per share                                                                                       6,903,000
                                                                                                        ============
Net loss                                                                                                $(10,943,000)
                                                                                                        ============
Pro forma net loss per share                                                                                  ($1.59)
                                                                                                        ============
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